Exhibit 10.5

OTTER TAIL CORPORATION
EXECUTIVE RESTORATION PLUS PLAN
As Amended and Restated on February 6, 2015

TABLE OF CONTENTS

SECTION 1. Purpose and Administration		1

1.1.	Name of Plan
1.2.	Effective Date
1.3.	Purpose
1.4.	Administration

SECTION 2. Definitions		2

2.1.	Account
2.2.	Bonus
2.3.	Change in Control
2.4.	Code
2.5.	Committee
2.6.	Company
2.7.	Compensation
2.8.	Deferral Election
2.9.	Disabled
2.10.	Elective Deferred Subaccount
2.11.	Employee
2.12.	Employer
2.13.	Employer Contributions
2.14.	Employer Contributions Subaccount
2.15.	ERISA
2.16.	Investment Options
2.17.	Otter Tail Corporation Retirement Savings Plan
2.18.	Participant
2.19.	Plan
2.20.	Plan Administrator
2.21.	Plan Year
2.22.	Retirement
2.23.	Salary
2.24.	Separation from Service
2.25.	Unforeseeable Emergency
2.26.	Valuation
2.27.	Other Definitions

SECTION 3. Eligibility, Participation, Deferral Elections, and Employer Contributions		5

3.1.	Eligibility and Participation
3.2.	Rules for Annual Deferral Elections
3.3.	Amounts Deferred
3.4.	Cancellation of Deferral Elections
3.5.	Employer Contributions
3.6.	Re-Deferral Election

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SECTION 4. Accounts		8

4.1.	Participant Accounts
4.2.	Deferral Account Adjustments and Hypothetical Investment Options
4.3.	Vesting
4.4.	Investment Options

SECTION 5. Payment of Benefits		9

5.1.	Scheduled In-Service Distributions
5.2.	Payment upon Separation from Service (including Retirement)
5.3.	Payment Upon Disability
5.4.	Payment Upon Death of a Participant
5.5.	Beneficiary
5.6.	Accelerated Distribution Alternatives
5.7.	Effect of Early Taxation
5.8.	Permitted Delays
5.9.	Withholding of Taxes

SECTION 6. Miscellaneous		11

6.1.	Rights Unsecured
6.2.	No Enlargement of Rights
6.3.	Interests Not Transferable
6.4.	Forfeitures and Unclaimed Amounts
6.5.	Controlling Law
6.6.	Words and Headings
6.7.	Action by the Company
6.8.	No Fiduciary Relationship
6.9.	Claims Procedures
6.10.	Notice
6.11.	No Guarantee of Benefits
6.12.	Incapacity of Recipient
6.13.	Corporate Successors
6.14.	Severability
6.15.	Indemnification

SECTION 7. Amendment and Termination		16

7.1.	Amendment or Termination
7.2.	Effect of Amendment or Termination

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SECTION 1
Purpose and Administration

1.1.
Name of Plan. Otter Tail Corporation, a Minnesota corporation (“Company”), has previously adopted the Executive Restoration Plus Plan (“Plan”), and the Company hereby adopts this restated Plan, as set forth herein.

1.2.	Effective Date. The original effective date of this Plan was July 1, 2012. The effective date of this restatement is February 6, 2015.

1.3.
Purpose. The Company has established the Plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Employer. The Plan is intended: (1) to comply with Code section 409A and official guidance issued thereunder for all amounts earned under the Plan, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

The Company intends that the Plan (and any trust under the Plan as described in Section 6.1) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. The Plan is not intended to qualify under Code section 401(a). The Company’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Company to make payments hereunder in the future. A Participant (and any Participant’s beneficiary) shall be treated as a general unsecured creditor of the Company.

1.4.
Administration. The Plan shall be administered by the Committee, which shall act as the Plan Administrator. The Plan Administrator shall have the powers, rights and duties set forth in the Plan and shall have the power, in the Plan Administrator’s sole and absolute discretion, to determine all questions arising under the Plan, including the determination of the rights of all persons with respect to the Plan and to interpret the provisions of the Plan and remedy any ambiguities, inconsistencies, or omissions. Any decisions of the Plan Administrator shall be final and binding on all persons with respect to the Plan and the benefits provided under the Plan. The Committee may, subject to limitations under applicable law or securities exchange rules, delegate such powers and duties as are deemed desirable to the Chief Executive Officer or one or more other individuals, in which case every reference made to the Committee will be deemed to mean or include such individuals as to matters within their jurisdiction. If any individual to whom authority has been delegated hereunder shall also be a Participant in the Plan, the individual shall have no authority with respect to any matter specially affecting his or her individual interest in the Plan.

Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

If a Participant is serving as the Plan Administrator (either individually or as a member of a committee), the Participant may not decide or determine any matter or question concerning such Participant’s benefits under the Plan that the Participant would not have the right to decide or determine if the Participant were not serving as the Plan Administrator.

SECTION 2
Definitions

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

2.1.
Account. “Account” means the bookkeeping account maintained under the Plan in the Participant’s name to reflect amounts deferred by the Participant under the Plan pursuant to Section 3 (as adjusted under Section 4) and any Employer Contributions made on behalf of the Participant pursuant to Section 3 (as adjusted under Section 4). The Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Account shall hold any actual funds or assets. The Account shall consist of a Participant’s entire account balance, including his Elective Deferred Subaccount and Employer Contributions Subaccount.

2.2.	Bonus. “Bonus” means an amount payable to an eligible Employee under an annual bonus or incentive compensation plan of the Company.

2.3.
Change in Control. “Change in Control” means, for purposes of determining a Participant’s vested interest in his Employer Contributions Subaccount, a Change in Control as defined in the Otter Tail Corporation 2014 Stock Incentive Plan.

2.4.
Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.5.	Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company and any successor thereto.

2.6.	Company. “Company” means Otter Tail Corporation, a Minnesota corporation.

2.7.
Compensation. “Compensation” means the total remuneration paid to the Participant by the Employer for services as an employee reportable on Treasury Form W-2 (or any comparable successor form) for the applicable period; subject, however, to the following:

(a)
Included Items. In determining a Participant’s Compensation there shall be included (i) elective contributions made by the Employer on behalf of the Participant that are not includible in gross income under Code sections 125, 132(f), 402(e)(3), 402(h), 403(b), 414(h)(2) and 457 including elective contributions authorized by the Participant under a retirement savings election under the Otter Tail Corporation Retirement Savings Plan, a cafeteria plan or any other qualified cash or deferred arrangement under Code section 401(k) and (ii) all elective deferrals under this or any other nonqualified plan of the Company.

(b)
Excluded Items. In determining a Participant’s Compensation there shall be excluded: (i) all expense reimbursements (including moving expenses and tuition reimbursements), and other similar payments, and (ii) all noncash remuneration, and (iii) welfare benefits (both cash and noncash) including third party sick pay (including short and long term disability insurance benefits), and (iv) income imputed from insurance coverages and premiums or employee discounts and other similar accounts, and (v) the value of stock options and stock appreciation rights (whether or not exercised) and other similar amounts, and (vi) all foreign service allowances, station allowances, foreign tax equalization payments and other similar payments, and (vii) taxable and nontaxable fringe benefits, prizes, gifts (both cash and noncash included) or awards provided by Employer (including any gross up) (viii) final payments on account of termination of employment (i.e., severance payments) and settlement for accrued but unused PTO plans, and (ix) the value of long term incentives under the Company’s 1999 Stock Incentive Plan or any successor Plan, and (x) Achievement Awards and other similar incentive payments, and (xi) similar emoluments consistent with the foregoing.

2.8.
Deferral Election. “Deferral Election” means a written irrevocable election filed by the Participant with the Employer, as provided in Section 3.2, specifying the amount of Compensation to be deferred by the Participant for a Plan Year.

2.9.
Disabled. “Disabled” or “Disability” means, with respect to a Participant, that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration. Disability under subsections (a) and (b) shall be determined by a physician selected by the Company. A Participant shall cooperate with the Company, including making the Participant reasonably available for examination by physicians at the Company’s request and at the Company’s expense to determine whether or not the Participant is Disabled.

2.10.
Elective Deferred Subaccount. “Elective Deferred Subaccount” means the bookkeeping account maintained to reflect the portion of a Participant’s Salary and Bonus deferred under the Plan pursuant to Section 3 (as adjusted under Section 4). The Elective Deferred Subaccount shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Elective Deferred Subaccount shall hold any actual funds or assets.

2.11.
Employee. “Employee” means an employee of the Employer who meets the eligibility criteria set forth in Section 3.1 of the Plan and who is a member of a select group of management or highly compensated employees as defined under ERISA or the regulations thereunder.

2.12.	Employer. “Employer” means the Company.

2.13.	Employer Contributions. “Employer Contributions” means any Employer Contributions credited to a Participant’s Employer Contributions Subaccount pursuant to Section 3.5.

2.14.
Employer Contributions Subaccount. “Employer Contributions Subaccount” means the bookkeeping account or accounts maintained to reflect Employer Contributions made on behalf of the Participant under the Plan pursuant to Section 3.5 (as adjusted under Section 4). The Employer Contributions Subaccount shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Employer Contributions Subaccount shall hold any actual funds or assets.

2.15.
ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a section of ERISA includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.16.	Investment Options. The Plan Administrator will designate the hypothetical “Investment Options”, if any, available for participant selection from time to time.

2.17.
Otter Tail Corporation Retirement Savings Plan. The “Otter Tail Corporation Retirement Savings Plan” means the Company’s retirement plan qualified under sections 401(a) and 401(k) of the Code as amended from time to time.

2.18.
Participant. “Participant” means an Employee who meets the eligibility criteria set forth in Section 3.1 and who has made a Deferral Election in accordance with the terms of the Plan or otherwise had amounts credited to his Account.

2.19.	Plan. “Plan” means the nonqualified deferred compensation plan named in Section 1.1.

2.20.	Plan Administrator. The “Plan Administrator” means the Committee or its delegate appointed as described in Section 1.4.

2.21.	Plan Year. “Plan Year” means the calendar year.

2.22.	Retirement. “Retirement” or “Retire” means a Separation from Service at or after attaining age 62.

2.23.
Salary. “Salary” means the regular base salary paid to an eligible Employee by the Company. Such pay shall be determined before any elections to defer or otherwise reduce compensation under this or any other nonqualified deferred compensation plan, and also before any salary reductions used for contributions or to purchase benefits under any other Company sponsored plans such as the Otter Tail Corporation Retirement Savings Plan.

2.24.	Separation from Service. “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

2.25.	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant as described in Code section 409A resulting from:

(a)	A sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code section 152(a));

(b)	Loss of Participant’s property due to casualty; or

(c)	Such other similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant.

Whether a Participant has an Unforeseeable Emergency shall be determined in the sole discretion of the Plan Administrator.

2.26.	Valuation Date. “Valuation Date” means each business day the financial markets are open, unless the underlying investment requires a less frequent valuation.

2.27.	Other Definitions. In addition to the terms defined in this Section 2, other terms are defined when first used in Sections of this Plan.

SECTION 3
Eligibility, Participation, Deferral Elections, and Employer Contributions

3.1.
Eligibility and Participation. Any executive officer or employee of Otter Tail Corporation who is named by the Committee is eligible to participate in the Plan. An Employee shall become a Participant as of a date specified by the Committee and shall remain a Participant until the entire balance of the Participant’s vested Account has been distributed.

(a)
Each Participant shall complete and deliver a properly executed Retirement Distribution Election Form to the Plan Administrator no later than thirty (30) days after he first becomes eligible to participate in the Plan.

(b)
The Participant shall in the Retirement Distribution Election Form designate the form of the distribution of the Participant’s vested Account upon Retirement in (i) a single sum, (ii) annual installments over a period of five (5), ten (10), fifteen (15) or twenty (20) years, or (iii) a partial single sum (designated as a whole percentage) and the remainder in annual installments as permitted in (ii) above. In the event that the Participant fails to timely deliver a properly executed Retirement Distribution Election Form, the Participant shall be deemed to have elected a single lump sum.

3.2.
Rules for Annual Deferral Elections. Each Plan Year, any Employee identified in Section 3.1 may make a separate Deferral Election to defer receipt of Salary and Bonus in accordance with the rules set forth below:

(a)
All Deferral Elections must be made in writing on the form prescribed by the Plan Administrator. Each Deferral Election will be effective only when filed with the Plan Administrator no later than the date specified by the Plan Administrator. In no event may a Deferral Election be made later than the last day of the Plan Year preceding the Plan Year in which the Compensation being deferred is earned. Additionally, no election under this Plan will be allowed if the Employee has a deferral election in place under another account balance nonqualified deferred compensation plan sponsored by the Company that would be aggregated with this Plan under Code section 409A.

(b)
With respect to Plan Years following the Participant’s initial Plan Year of participation in the Plan, failure to complete timely another Deferral Election shall constitute a waiver of the Participant’s right to elect a different amount of Compensation to be deferred for each such Plan Year and shall be considered an affirmation and ratification to continue the Participant’s existing Deferral Election (i.e., an “evergreen election”). However, a Participant may, prior to the beginning of any Plan Year, elect to increase or decrease the amount of Compensation to be deferred for the next following Plan Year by filing another Deferral Election with the Plan Administrator in accordance with paragraph (a) above.

(c)
In connection with each In-Service Distribution Election Form, a Participant may irrevocably elect one or more scheduled in-service distribution date(s) on which to receive a distribution of all or a portion of the amounts credited to the Participant’s Account to which such Form relates. Distribution upon a scheduled in-service distribution date shall be made pursuant to Section 5.1.

(d)
The Plan Administrator may establish a special enrollment period during a Plan Year ending no later than thirty (30) days after an Employee first becomes eligible to participate in the Plan, to allow deferral by such Employee of Base Salary (but not Bonus) that relates to (or is earned with respect to) services performed after the time the deferral election is made (as long as such Employee is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code §409A and that permits elective deferrals).

3.3.	Amounts Deferred. A Participant may elect to:

Defer up to 50% of Salary, in 1% increments.

Defer up to 100% of Bonus, in 1% increments.

The amount of Compensation deferred by a Participant shall be credited to the Participant’s Elective Deferred Subaccount as soon as administratively practicable after the date the Compensation would be paid to the Participant absent such deferral.

3.4.
Cancellation of Deferral Elections. If a Participant becomes Disabled or obtains a distribution under Section 5.6(a) on account of an Unforeseeable Emergency during a Plan Year, his Deferral Election for such Plan Year shall be cancelled.

3.5.
Employer Contributions. The Employer may, in its sole discretion, credit to the Employer Contributions Subaccount of any Employee an amount determined by the Employer in its sole discretion (an “Employer Contribution”) for a Plan Year.

(a)
Annual Employer Contributions. Unless and until changed by the Employer, the Employer Contribution for each Participant for each Plan Year shall be an amount equal to the sum of six and one-half percent (6.5%) of his Compensation for that Plan Year in excess of Code Section 401(a)(l7) compensation limit in effect for that year plus three percent (3%) of the Participant’s Compensation for that year. To be eligible for such contribution, the Participant must be actively employed as of the last day of the Plan Year for which the contribution is being made, unless the Participant terminates by reason of death, becoming Disabled or Retirement.

(b)
Special Employer Contributions. The Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Employer Contributions Subaccount under this Plan, in addition to amounts described in Section 3.5(a). Any amount so credited may be smaller or larger than any amount credited to any other Participant, and the amount credited to any Participant may be zero, even though one or more other Participants receive a discretionary amount. The amounts credited under this section, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.

3.6.
Re-Deferral Election. A Participant may change his or her Retirement Distribution Election Form or his or her In-Service Distribution Election Form one time by submitting a Re-Deferral Election Form to the Plan Administrator in accordance with the following criteria:

(a)	The election to change a Retirement Distribution Form or an In-Service Distribution Form shall have no effect until at least twelve (12) months after the date on which the election is made.

(b)
If the Re-Deferral Election Form changes an In-Service Distribution Form, the Re-Deferral Election Form: (i) must be submitted to and accepted by the Plan Administrator at least twelve (12) months prior to the Participant’s originally scheduled payment date, and (ii) must delay the payment date at least five (5) years from the originally scheduled payment date.

(c)
If the Re-Deferral Election Form changes a Retirement Distribution Form, the Participant may change the form of distribution previously elected (e.g., lump sum or installments); provided, that any change to the form of distribution will delay the commencement of distribution (5) years from the Participant’s Retirement. In addition, a Participant may affirmatively choose to delay the commencement of distribution beyond five (5) years following Retirement.

SECTION 4
Accounts

4.1.
Participant Accounts. All amounts deferred pursuant to one or more Deferral Elections under the Plan and any Employer Contributions shall be credited to a Participant’s Account and shall be adjusted under Section 4.2.

4.2.
Deferral Account Adjustments and Hypothetical Investment Options. As of each Valuation Date, the Plan Administrator shall adjust amounts in a Participant’s Account to reflect earnings (or losses) in the Investment Options attributable to the Participant’s Account. Earnings (or losses) on amounts in a Participant’s Account shall accrue commencing on the date the Account first has a positive balance and shall continue to accrue until the entire balance in the Participant’s Account has been distributed. Earnings (or losses) shall be credited to a Participant’s Account based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant. Nothing in this Section 4.2 or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

4.3.	Vesting. A Participant shall be vested in his Account as follows:

(a)	A Participant’s Elective Deferred Subaccount shall be fully vested at all times.

(b)
A Participant’s Employer Contributions Subaccount shall be vested to the same extent he is vested in any employer contributions under the Otter Tail Corporation Retirement Savings Plan from time to time, provided, however, that a Participant shall become fully vested in their Employer Contributions Subaccount upon his death, his becoming Disabled, his attainment of age 62 or upon a Change in Control; provided the date on which the Participant becomes fully vested in the Employer Contributions as a result of any of those events must occur while the Participant is actively employed by or associated with the Employer.

(c)
Notwithstanding the foregoing, with respect to any special Employer Contribution amounts credited under Section 3.5(b), the Committee may, in its sole discretion, apply different vesting terms to such amounts, and shall create separate bookkeeping accounts within the Employer Contributions Subaccount for purposes of maintaining a different vesting schedule.

To the extent that any amounts credited to a Participant’s Employer Contributions Subaccount are not vested at the time such amounts are otherwise payable under Section 5, such amounts shall be forfeited.

4.4.
Investment Options. If applicable, the Plan Administrator shall from time to time specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Account, as well as the deemed investment of amounts previously credited to their Account. Participant fund selections must be made to the Plan Administrator or designated agent. Fund selections will be effective within a reasonable period of time as determined by the means used to communicate such selections and generally accepted business practices.

The Plan Administrator or its designated agent may take investment instructions from a Participant as of any business day regarding Investment Options. Investment elections and/or transfer instructions may be accepted in a manner determined by the Plan Administrator.

Investment Options are selected solely for purposes of determining hypothetical gains and/or losses to a Participant’s bookkeeping Account. Neither the Plan nor any Account shall hold any actual funds or assets. The Plan Administrator may change Investment Options at its discretion.

SECTION 5
Payment of Benefits

5.1.
Scheduled In-Service Distributions. If a Participant completes one or more In-Service Distribution Election Forms pursuant to Section 3.2, the portion of the Participant’s Account subject to such Form(s) shall be distributed in a lump sum within sixty (60) days of January 1 of the Plan Year identified on each such Form. The Plan Year designated by the Participant for such distribution must be at least two (2) Plan Years after the end of the Plan Year to which the Participant’s In-Service Distribution Election Form relates. By way of example, for the Plan Year beginning January 1, 2016, the earliest the scheduled in-service distribution could occur is the sixty (60) day period commencing January 1, 2018. In the event of a Participant’s Separation from Service, Retirement, Disability or death prior to a scheduled in-service distribution date, the Participant’s Account shall be distributed in full pursuant to Section 5.2 through 5.4, as applicable, and not paid upon any scheduled in-service distribution date made pursuant to an election under Section 3.2 and this Section 5.1.

5.2.
Payment upon Separation from Service (including Retirement). Except as provided below, the vested portion of a Participant’s Account shall be paid in a lump sum within 90 days following the first business day of the seventh month following the Participant’s Separation from Service. Notwithstanding the foregoing, in the event of a Participant’s Retirement, payment of the vested Account shall be made as follows:

(a)
The Participant’s Account shall be distributed (or commence to be distributed) within 90 days following the first business day of the seventh month following the Participant’s Retirement in the form elected by the Participant on the Participant’s Retirement Distribution Election Form as permitted under Section 3.1 (or, if no election was made in a timely fashion, in a lump sum).

(b)
If the Participant has changed his or her Retirement Distribution Election Form pursuant to Section 3.6 by completing a Re-Deferral Election Form that has become effective, the Participant’s Account shall be distributed in the form elected on the Re-Deferral Election Form within 90 days following the new distribution date specified in the Re-Deferral Election Form.

5.3.
Payment Upon Disability. Notwithstanding anything in the Plan to the contrary, in the event a Participant becomes Disabled while the Participant is employed by or associated with the Employer, payment of the Participant’s vested Account shall be made in a lump sum payment within 90 days following the date on which the Participant becomes Disabled. Whether a Participant is Disabled for purposes of the Plan shall be determined by the Plan Administrator in accordance with the provisions of Section 2.9.

5.4.
Payment Upon Death of a Participant. Notwithstanding anything in the Plan to the contrary, a Participant’s vested Account shall be paid to the Participant’s beneficiary (designated in accordance with Section 5.5) in a lump sum payment within 90 days following the date of the Participant’s death.

5.5.
Beneficiary. The Participant may name a beneficiary or beneficiaries to receive the balance of the Participant’s vested Account in the event of the Participant’s death. To be effective, any beneficiary designation must be filed in writing with the Plan Administrator in accordance with rules and procedures adopted by the Plan Administrator for that purpose. A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Plan Administrator. The latest beneficiary designation received by the Plan Administrator during the Participant’s lifetime shall be controlling. If no beneficiary is named by a Participant, or if the Participant survives all of his named beneficiaries and does not designate another beneficiary, the Participant’s vested Account shall be paid in the following order of precedence:

(a)	The Participant’s spouse; or if none

(b)	The Participant’s children (including adopted children) per stirpes; or if none

(c)	The Participant’s estate.

5.6.	Accelerated Distribution Alternatives.

(a)
Unforeseeable Emergency. Notwithstanding anything in the Plan to the contrary, if the Plan Administrator determines that a Participant has incurred an Unforeseeable Emergency, the Participant shall, to the extent permitted by Code §409A and applicable regulations, receive in a lump sum payment of all or any portion of the Participant’s vested Account needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, but only if the Unforeseeable Emergency may not be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. A payment on account of an Unforeseeable Emergency shall not be in excess of the amount needed to relieve such Unforeseeable Emergency and shall be made within 90 days following the date of such Unforeseeable Emergency.

(b)
Other Accelerated Distributions. Notwithstanding anything in the Plan to the contrary, a Participant’s vested Account shall be paid to the Participant in a lump sum payment within ninety (90) days of the need for payment in connection with a conflict of interest as provided in Treasury Regulation §1.409A-3(j)(4)(iii); payment of employment taxes as provided in Treasury Regulation §1.409A-3(j)(4)(vi); plan termination and liquidation pursuant to Section 7.2 and as provided in Treasury Regulation §1.409A-3(j)(4)(ix); payment of state local or foreign taxes as provided in Treasury Regulation §1.409A-3(j)(4)(xi); certain offsets as provided in Treasury Regulation §1.409A-3(j)(4)(xiii); or settlement of bona fide disputes as provided in Treasury Regulation §1.409A-3(j)(4)(xiv).

5.7.
Effect of Early Taxation. Notwithstanding anything in the Plan to the contrary, if a Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

5.8.
Permitted Delays. Notwithstanding anything in the Plan to the contrary, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m);

(b)	The making of the payment would violate Federal securities laws or other applicable law; or

(c)
Any other event or condition prescribed under Treasury Regulation 1.409A-2(b)(7(iii); provided, that any payment delayed pursuant to this Section 5.8 shall be paid in accordance with Code section 409A.

5.9.
Withholding of Taxes. In connection with the Plan, the Employer, or a properly designated agent, may withhold any applicable Federal, state or local income tax and employment taxes, including Social Security taxes, at such time and in such amounts from a benefit payment under the Plan or a Participant’s wages or reduce a Participant’s Account as is necessary to comply with applicable laws and regulations. The Employer, or a properly designated agent, shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

SECTION 6
Miscellaneous

6.1.
Rights Unsecured. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company from any further liability under the Plan for such payments. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, if any, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

The Company may, but is not required to, establish and maintain one or more grantor trust(s) to hold assets to be used for payment of benefits under the Plan. Any trust established by the Company for purposes of paying benefits under this Plan, and the taxation of any assets held in such trust on behalf of Participants, shall be subject to the requirements of Code §409A, including (a) the rules pertaining to offshore funding set forth in Code §409A(b)(l), (b) the transfers of assets for the benefit of covered employees (as defined in Code §409A(b)(3)(d)(ii)) when any defined benefit plan of the Company is in a restricted period, and (c) the restriction of assets in connection with a change in the Company’s financial health under Code §409A(b)(2). The Company’s obligations under the Plan may be satisfied with assets of the Trust, if any, distributed pursuant to the terms thereof, and any such distribution shall reduce the Company’s obligations under the Plan.

6.2.
No Enlargement of Rights. Establishment of the Plan shall not be construed to give any Employee the right to be retained by the Employer or to any benefits not specifically provided by the Plan. Any liability of the Company to any Participant, former Participant, or Participant’s beneficiary with respect to a right to payment under the Plan shall be based solely upon contractual obligations created by the Plan.

6.3.
Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 5.9, no benefit payable at any time under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or any other encumbrance of any kind or to any attachment, garnishment, or other legal process of any kind. Any attempt by a person (including a Participant or a Participant’s beneficiary) to anticipate, alienate, sell, transfer, assign, pledge, or otherwise encumber any benefits under the Plan, whether currently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under the Plan, or if by any reasons of such person’s bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Plan Administrator, in the Plan Administrator’s sole discretion, may terminate the interest in any such benefits of the person otherwise entitled thereto under the Plan and may hold or apply such benefits in such manner as the Plan Administrator may deem proper.

6.4.
Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts in the Account of a Participant that cannot be distributed because of the Plan Administrator’s inability, after a reasonable search, to locate a Participant or the Participant’s beneficiary, as applicable, within a period of two (2) years after the distribution date upon which the payment of benefits became due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company, if any, under the Plan. After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to amounts in the Participant’s Account.

6.5.	Controlling Law. The law of the state of Minnesota shall be controlling in all matters relating to the Plan to the extent not preempted by Federal Law.

6.6.
Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

6.7.
Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted to be taken by the Company under the Plan shall be by resolution of the Committee, unless reserved to the Company’s Board of Directors.

6.8.
No Fiduciary Relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Company or the Participants shall create, or be construed to create a fiduciary relationship between the Company and the Participant, a designated beneficiary, other beneficiaries of the Participant, or any other person.

6.9.	Claims Procedures.

(a)
Initial Review. Any person (hereinafter referred to as a “Claimant”) who believes that he or she is being denied a benefit to which he or she may be entitled under the Plan may file a written request for such benefit with the Plan Administrator. Such written request must set forth the Claimant’s claim and must be addressed to the Plan Administrator, at the Company’s principal place of business. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall deliver a reply within ninety (90) days. If special circumstances (such as for a hearing) require a longer period, the Plan Administrator may extend the reply period for an additional ninety (90) days so long as the Plan Administrator notifies the Claimant in writing, prior to the expiration of the ninety-day period, of the reasons for an extension of time. If the claim is denied in whole or in part, the Plan Administrator shall issue a written determination, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of the Plan upon which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the Claimant’s claim and an explanation why such material or such information is necessary; and

(4)
Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the time limits for requesting such a review and the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(b)
Review of Denial. Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing, that the Plan Administrator review the initial claim determination. The request must be addressed to the Plan Administrator, at the Company’s principal place of business. The Claimant or the Claimant’s duly authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claims for benefits and may submit issues and comments in writing for consideration by the Plan Administrator. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant does not request a review of the Plan Administrator’s determination within such sixty-day period, the Claimant shall be barred and estopped from challenging the Plan Administrator’s determination. If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

Within sixty (60) days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will render a decision. After considering all materials presented by the Claimant, the Plan Administrator will render a written determination, written in a manner calculated to be understood by the Claimant setting forth:

(1)	The specific reasons for the adverse determination;

(2)	The specific references to the pertinent provisions of the Plan on which the decision is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)
A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA section 502(a).

If special circumstances require that the sixty-day time period be extended, the Plan Administrator will so notify the Claimant in writing before the end of the sixty-day period and will render the decision as soon as practicable, but no later than one hundred twenty days after receipt of the request for review.

(c)
Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 6.9 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section 6.9. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure.

(d)
Limitations Period. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.

(e)	Disability Claims. Claims for disability benefits shall be determined under DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

6.10.
Notice. Any notice required or permitted to be given under the provisions of the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. Notices to the Plan Administrator should be sent in care of the Company at the Company’s principal place of business. The date of such mailing shall be deemed the date of notice. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner set forth above.

6.11.
No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

6.12.
Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

6.13.
Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

6.14.
Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

6.15.
Indemnification. To the extent not covered by insurance, the Company shall indemnify the Plan Administrator, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

SECTION 7
Amendment and Termination

7.1.	Amendment or Termination. The Company reserves the right to modify, amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable.

7.2.
Effect of Amendment or Termination. No amendment or termination of the Plan shall reduce or eliminate any vested balance in a Participant’s Account accrued through the date of such amendment or termination. However, an amendment may freeze or limit future deferrals or credits of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Section 5, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Compensation or crediting of Employer Contributions shall be permitted; provided, however, earnings, gains and losses shall continue to be credited to each Participant’s Account balance in accordance with Section 4 until the vested Account balances are fully distributed.

IN WITNESS WHEREOF, Otter Tail Corporation has caused this Plan to be executed by its duly authorized officers this _____ day of _______________, 2015.

OTTER TAIL CORPORATION

By

Its

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